Exhibit 10.5

Letter of Financial Support

To the Board of Directors

CHROMARIE INTERNATIONAL LIMITED

I, Zhonghua Fu, majority shareholder of CHROMARIE INTERNATIONAL LIMITED (the “Company”), hereby unconditionally and irrevocably confirm that I will provide sufficient financial support to the Company, including by way of capital contribution, loan or other means, to enable the Company to meet its obligations as they fall due and maintain business continuity. This support is provided to support the going concern assumption in the Company’s statutory financial statements for the year ended March 31, 2025. I confirm I have the financial capacity to provide such support.

This letter is effective as of the date of signature and shall remain in force for 12 months.

Signed:

Zhonghua Fu

Date: October 30, 2025